[STOCK UNITS]

DGSE COMPANIES, INC.
2006 EQUITY INCENTIVE PLAN
STOCK AWARD AGREEMENT

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the DGSE Companies, Inc. 2006 Equity Incentive Plan.

1.  NOTICE OF STOCK UNIT GRANT

You have been granted Stock Units, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:
Total Number of Stock Units Granted:
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
The first [25%] of the Stock Units subject to this Stock Award Agreement shall vest [on the Vesting Commencement Date], and [25%] of the Stock Units subject to this Stock Award Agreement shall vest [each year thereafter], subject to the Awardee continuing to be a Service Provider on such dates.

2.  AGREEMENT

2.1  Grant of Stock Units. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Stock Units set forth in Section 1.

2.2  Purchase of Stock Units. No payment of cash is required for the Stock Units.

2.3  Vesting/Delivery of Shares.

(A)  General. The Awardee shall vest in the granted Stock Units in accordance with the vesting schedule set forth in Section 1 above. Within [60] days following the date on which the Awardee vests in a Stock Unit, the Company shall deliver to the Awardee one Share for each Stock Unit in which the Awardee becomes vested and such Stock Unit shall terminate.

(B)  Fractional Stock Units. If Awardee is vested in a fractional portion of a Stock Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Awardee. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Stock Units; provided, however, that if Awardee vests in a subsequent Fractional Portion before the final vesting date for the Stock Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Awardee under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion shall be rounded up to the nearest whole Stock Unit at the same time as the conversion of the remaining Stock Units and issuance of Common Stock described in Paragraph (A) above.

2.4  Forfeiture of Stock Units. The unvested Stock Units shall automatically be forfeited upon the Awardee’s Termination of Service.

2.5  No Interest in Company Assets. The Awardee shall have no interest in any fund or specific asset of the Company by reason of the Stock Units.

2.6  No Rights as a Stockholder Before Delivery. The Awardee shall not have any right, title, or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units.

2.7  Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8  Withholding Tax. The Company’s obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee’s salary) in cash. At the Administrator’s discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.9  Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.10  Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.11  Restrictions on Transfer. The Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. Any assignment in violation of this Section 2.11 shall be void.

2.12  Restrictions on Resale. The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee’s Termination of Service as the Administrator may specify.

2.13  Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Stock Award Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in a manner consistent with that intention.

2.14  Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Nevada.

2.15  No Guarantee of Continued Service. The vesting of the Stock Units pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted Stock Units). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee’s right or the Company’s right to terminate Awardee’s relationship as a Service Provider at any time, with or without Cause.

By the Awardee’s signature and the signature of the Company’s representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE: ______________________________ Signature ______________________________ Printed Name ______________________________ Residence Address	DGSE COMPANIES, INC. By: ______________________________ Its: ______________________________